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March 13, 2026

Lincoln Variable Insurance Products Trust

P.O. Box 2340

Fort Wayne, Indiana 46801

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Lincoln Variable Insurance Products Trust, a statutory trust duly organized and validly existing under the laws of the State of Delaware (the “Trust”), and we have a general familiarity with the Trust’s business operations, practices, and procedures.

You have asked for our opinion regarding the issuance of shares of beneficial interest in a certain Trust series (the “Acquiring Fund”) in connection with the acquisition of the assets of a certain other Trust series (the “Target Fund”). The Acquiring Fund and the Target Fund are set forth below:

Acquiring Fund (issuing shares)	Corresponding Target Fund (transferring assets)
LVIP American Century Value Fund	LVIP American Century Large Company Value Fund

The Acquiring Fund’s shares issued will be registered on a Form N-14 Registration Statement (the “Registration Statement”), to be filed by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”).

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents, and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of, and subject to, the foregoing, it is our opinion that the classes of shares of beneficial interest of the Acquiring Fund being registered under the 1933 Act in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable by the Trust when issued in connection with the transfer of the assets of the Target Fund pursuant to the terms of the Agreement and Plan of Reorganization the form of which is included in the Registration Statement.

Lincoln Variable Insurance Products Trust March 13, 2026 Page 2

The opinion expressed herein is limited to the laws of the State of Delaware and the federal securities laws of the United States. To the extent the opinion expressed herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the applicable statutory provisions of the State of Delaware and reported judicial decisions interpreting those provisions. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction.

We express no opinion as to any other matter other than as expressly set forth above, and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Sincerely, /s/ Dechert LLP Dechert LLP